                        FIDUCIARY CAPITAL PARTNERS, L.P.

--------------------------------------------------------------------------------














                      ------------------------------
                           THIRD QUARTER REPORT
                                      1995

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                              MESSAGE TO INVESTORS

Dear Investor:

         The Fund's net asset value per Unit was $20.04 at September 30, 1995 and $19.67 at November 14, 1995. The November 14th net asset value was used to establish the repurchase price for the 1995 repurchase offer. These net asset values compare to net asset values of $18.55 at December 31, 1994 and $19.76 at June 30, 1995.

         The increase in the net asset value from December 31, 1994 to September 30, 1995 resulted primarily from gains attributable to the Fund's investments in KEMET Corporation ("KEMET") and Protection One, Inc. ("Protection One"). The decline in the net asset value between September 30, 1995 and November 14, 1995 resulted primarily from writedowns of the Canadian's Corp. ("Canadian's") and LMC Operating Corp. ("LMC") investments.

CASH DISTRIBUTIONS

         The Fund made its cash distribution for the third quarter of 1995 on November 13, 1995. This distribution of $.30 per Unit, was equal to an annualized rate of 6% of contributed capital and consisted entirely of net investment income earned during the third quarter. We expect the distribution for the fourth quarter of 1995 to be made on February 14, 1996 at the same 6% annualized rate.

         The Fund's investment period will end on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, it will no longer be permitted to acquire investments in new portfolio companies. This will impact the amount of the Fund's quarterly distributions for 1996 and subsequent years because all proceeds from dispositions or maturities of investments after December 31, 1995 will be distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies.

PERIODIC UNIT REPURCHASE POLICY

         The Fund's investors adopted a periodic unit repurchase plan during October 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to purchase from investors, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be



                               ----------------
                                      ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units.

         The 1995 repurchase offer was mailed to investors during October 1995. Investors tendered 341,692 Units, or approximately 22.38% of the Fund's outstanding Units, for repurchase. The Fund was unable to repurchase all tendered Units since the total Units tendered exceeded the maximum number of Units that can be repurchased under the terms of the repurchase plan. The Fund actually repurchased 119,705 Units, or approximately 7.84% of the Fund's outstanding Units, during November 1995 at a net asset value per Unit of $19.67 ($19.28, net of the 2% fee).

         The next opportunity to have the Fund repurchase your Units will occur during the fourth quarter of 1996.

INVESTMENT UPDATE

         KEMET Corporation   The Fund continues to periodically sell shares of
KEMET common stock. During July 1995, the Fund sold 9,587 shares at an average net sales price of approximately $67.47. Following a two-for-one stock split, an additional 27,396 shares were sold during November 1995 at an average net sales price of approximately $34.91. The Fund has 27,944 shares of KEMET stock remaining as of December 4, 1995. The Fund's cost basis in its KEMET stock is approximately $.35 per share.

         Carr-Gottstein Foods Co. ("Carr-Gottstein")   On October 13, 1995,
Carr-Gottstein announced that it was offering to purchase up to 7,500,000 (approximately 49%) of its outstanding shares at a purchase price of $11.00 per share. The day before the offer, the stock was trading at $6.125 per share. Within one year after Carr-Gottstein went public in July 1993 at $14.50 per share, the stock had declined to a price of $5.50 per share, and has traded in a range of $5.50 to $8.00 since. The Fund tendered all of its 178,934 shares, of which 89,268 shares were repurchased by the Company for a total amount of $981,948.

         In order to fund the stock repurchase, Carr-Gottstein incurred significant additional debt. This additional debt substantially reduced the Company's tangible net worth and the additional interest expense will have a material negative impact on the Company's future earnings. With these factors in mind, we sold the



                               ---------------
                                      TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

remainder of the Fund's shares in the open market shortly after the tender was completed. The Fund received a total of $468,426 for the remaining 89,666 shares.

         In total, the Fund realized a gain of $555,708 from the disposition of its Carr-Gottstein stock.

         Protection One, Inc.   During November 1995, the Fund sold all of its
Protection One common stock. The Fund received $146,589 of sales proceeds, resulting in a realized gain of $46,219.

         KB Alloys, Inc. ("KB Alloys")   On December 4, 1995, the Fund sold its
$3,561,003 of KB Alloys Senior Subordinated Term Notes to an unrelated institutional investor at a price of $4,002,044. KB Alloys was paying current interest on these notes at a rate of 13% per annum and, in addition, the Fund was accruing a deferred interest component at a rate of 8% per annum. The accrued deferred interest totaled $728,027 at the date of the sale. The sales price was less than the sum of the amortized cost of the notes and the total accrued interest, resulting in a book loss of $230,483.

         KB Alloys is not required to pay any of the deferred interest until mid-1998 and it was deemed prudent to receive cash now, as opposed to waiting for three years. The decision to sell was influenced by the fact that KB Alloys recently incurred a significant amount of additional debt in connection with the acquisition of a major competitor. This new debt is senior to the subordinated debt that the Fund sold. Consequently, KB Alloys is now a much different entity, with a different capital structure, from the one in which the Fund invested in 1993.

         Canadian's Corp.   The Fund made its initial investment in Canadian's
during September 1994 as part of a financing used to settle Canadian's liabilities and allow the company to emerge from bankruptcy. Two follow-on investments were made in December 1994 and May 1995; the first to finance the company's acquisition of additional stores and the second to fund working capital shortages at the company. Unfortunately, the retail market, and particularly women's specialty retailing, has suffered a prolonged and worsening downturn that has continued throughout 1995. By August 1995, the company was facing a serious working capital shortage and requested that the Fund and its other investors make an additional investment in the company. The company's major equity owner and the Fund agreed to provide the requested funding.



                               ---------------
                                     THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

         This new $1,630,834 debt investment brings the Fund's total Canadian's investment to approximately $4.76 million. This new debt investment is senior to all of Canadian's other debt except for its revolving credit facility. In consideration for the new financing, the Fund's ownership of the company increased from approximately 9% to approximately 22%.

         Officers of FCM are providing Canadian's with managerial assistance in identifying areas where the company can save money and reduce costs. Closing of unprofitable stores and staff reductions are underway. Although there can be no assurances of success, the company is also working with an underwriter with the hope of raising equity capital during the first quarter of 1996. With a lower cost structure and possibly additional capital, Canadian's is hopeful that its market strategy will be successful if the overall retail environment improves.

         Considering the above, the Fund wrote the Canadians' convertible debentures and common stock down in value by $360,100 to a negligible amount during the third quarter of 1995. The debentures were in default and, due to the fact that other debenture holders did not participate in the latest financing, were significantly diluted in connection with the most recent financing.

         Due to the ongoing difficulties at the company, the Fund wrote its subordinated debt investments down by $432,117 during November 1995. The Fund's amortized cost of these debt investments is $2,764,532.

         LMC Operating Corp.   Over the past year the majority owner of LMC has
taken a number of steps designed to improve its operating and financial performance. These steps included hiring new senior management and significantly reducing staff. The majority owner also contributed a significant amount of additional capital. These steps became necessary largely due to the deterioration in the company's performance and the quality of its products under the previous owner. As in many such cases, it took one to two years for the negative effects of the previous ownership to fully manifest themselves in the performance of the company's personnel and the quality of its products. While the current owner believes the company has turned around, it is going to take some time for the company to regain its market position and return to profitability. The prospects for a recovery are made even more difficult by the actions of one of LMC's major competitors, which has begun to undercut other manufacturers' prices in an attempt to increase its market share.



                               ---------------
                                      FOUR

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

         The owner has requested that the Fund convert its subordinated debt to preferred stock and contribute an additional $545,454 in order to fund new product development. The owner will contribute a like amount. The Fund has agreed to the restructuring and in exchange will own approximately 27% of LMC, as opposed to its previous ownership interest of approximately 13%. Due to LMC's difficulties and the fact that the Fund will now own equity securities rather than debt securities, the Fund wrote its LMC investment down by $520,800 during November 1995.

            *     *     *     *     *     *     *     *     *     *

         The cash proceeds attributable to the gains realized during 1995 from the disposition of the Fund's investments in KEMET, Protection One, Carr-Gottstein and KB Alloys were, or will be, used to fund a portion of the cost of the Units repurchased in the 1995 repurchase offer and the cost of the Canadian's and LMC follow-on investments.

         We are currently reviewing several attractive investment opportunities to which we expect to commit funds prior to December 31, 1995.

         If you have any questions regarding your investment in the Fund, please call us at 800-866-7607.

Sincerely,




/s/ Paul Bagley
----------------------------------------
Paul Bagley, Chairman
FCM Fiduciary Capital Management Company



/s/ W. Duke De Grassi
----------------------------------------
W. Duke DeGrassi, President
FCM Fiduciary Capital Management Company

December 4, 1995



                               ----------------
                                      FIVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------
                            SCHEDULE OF INVESTMENTS


SEPTEMBER 30, 1995 (UNAUDITED)
-------------------------------------------------------------------------------


PRINCIPAL
AMOUNT/                                          INVESTMENT     AMORTIZED                      % OF TOTAL
SHARES              INVESTMENT                      DATE          COST           VALUE        INVESTMENTS
---------------------------------------------------------------------------------------------------------
MANAGED COMPANIES:
178,934 sh.        Carr-Gottstein Foods Co.,
                   Class B Common Stock(1)*        10/23/90    $  894,666       $1,019,924
---------------------------------------------------------------------------------------------------------

                                                                  894,666        1,019,924          3.4%
---------------------------------------------------------------------------------------------------------

182,453.9 sh.      Neodata Corporation,
                   10.00% Class A Convertible      12/27/90 &
                   Preferred Stock - Series 2*     09/30/92       337,945                2
10,607.78 sh.      Neodata Corporation,            12/27/90 &
                   Common Stock*                   09/30/92             1                1
---------------------------------------------------------------------------------------------------------
                                                                  337,946                3          0.0
---------------------------------------------------------------------------------------------------------
55,340 sh.         KEMET Corporation,
                   Common Stock(2)*                07/11/91        19,614        1,888,477
---------------------------------------------------------------------------------------------------------
                                                                   19,614        1,888,477          6.3
---------------------------------------------------------------------------------------------------------

358.2 sh.          Huntington Holdings, Inc.,
                   Warrants to Purchase
                   Common Stock(3)*                01/31/92       103,811          810,855
---------------------------------------------------------------------------------------------------------
                                                                  103,811          810,855          2.7
---------------------------------------------------------------------------------------------------------
75,856 sh.         Amity Leather Products Co.,
                   Warrants to Purchase Class B
                   Common Stock*                   07/30/92       104,091          918,506
27,392 sh.         Amity Leather Products Co.,
                   Class A Common Stock*           07/30/92       273,920          331,677
---------------------------------------------------------------------------------------------------------
                                                                  378,011        1,250,183          4.2
---------------------------------------------------------------------------------------------------------
$3,561,003         KB Alloys, Inc.,
                   20.00% Senior Subordinated
                   Term Notes due 6/30/01(4)       05/28/93     3,503,059        3,503,059
---------------------------------------------------------------------------------------------------------
                                                                3,503,059        3,503,059         11.6
---------------------------------------------------------------------------------------------------------

$6,087,185         Elgin National Industries, Inc.,
                   13.00% Senior Subordinated
                   Notes due 9/01/01(5)            09/24/93     5,950,669        5,950,669
7,119.71 sh.       ENI Holding Corp.,
                   10.00% Preferred Stock
                   due 12/31/01                    09/24/93       711,971          855,551
489.27 sh.         ENI Holding Corp.,
                   Class B Common Stock*           09/24/93        48,927           48,927
510.83 sh.         ENI Holding Corp.,
                   Warrants to Purchase Class B
                   Common Stock*                   09/24/93        51,078           51,078
---------------------------------------------------------------------------------------------------------
                                                                6,762,645        6,906,225         22.9
---------------------------------------------------------------------------------------------------------

             The accompanying notes to financial statements are an
                        integral part of this schedule.


                               ----------------
                                      SIX

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                      SCHEDULE OF INVESTMENTS (CONTINUED)

SEPTEMBER 30, 1995 (UNAUDITED)
--------------------------------------------------------------------------------

PRINCIPAL
AMOUNT/                                        INVESTMENT   AMORTIZED                     % OF TOTAL
SHARES              INVESTMENT                    DATE        COST           VALUE        INVESTMENTS
-----------------------------------------------------------------------------------------------------
18,194 sh.       Protection One, Inc.
                 Common Stock(6)*                11/03/93    100,370          164,883
-----------------------------------------------------------------------------------------------------
                                                             100,370          164,883         0.6
-----------------------------------------------------------------------------------------------------
$2,604,000       LMC Operating Corp.,
                 13.00% Senior Secured
                 Subordinated Term Notes
                 due 5/31/99(7)                  06/10/94  2,473,894        2,473,894
17.447 sh.       LMC Operating Corp.,
                 Warrants to Purchase
                 Common Stock*                   06/10/94    117,180          117,180
17.36 sh.        LMC Credit Corp.,
                 Warrants to Purchase
                 Common Stock*                   06/10/94          1                1
-----------------------------------------------------------------------------------------------------
                                                           2,591,075        2,591,075         8.6
-----------------------------------------------------------------------------------------------------
$2,733,000       Canadian's Corp.,
                 13.50% Subordinated           09/09/94 &
                 Notes due 9/01/02(8)          12/29/94    2,627,368        2,627,368
$334,000         Canadian's Holdings, Inc.,
                 12.00% Exchangeable
                 Redeemable Debentures         09/09/94 &
                 due 8/31/04(9)                12/29/84      320,321                1
$147,778         Canadian's Corp.,
                 Promissory Notes
                 due 1/31/97(10)                 05/08/95    137,164          137,164
1,392,336 sh.    Canadian's Holdings, Inc
                 Common Stock*                   09/22/95     39,782                2
$1,630,834       Canadina's Corp.,
                 Colateralized Loan
                 Guarantee earning
                 interest at 13.75%
                 due 08/31/04                    09/22/95  1,630,834        1,630,834
-----------------------------------------------------------------------------------------------------
                                                           4,755,469        4,395,369        14.6
-----------------------------------------------------------------------------------------------------
$1,460,000       R.B.M. Precision Metal
                 Products, Inc., 13.00%
                 Senior Subordinated
                 Secured Notes due
                 5/24/02(11)                     05/24/95  1,351,167        1,351,167
497.639 sh.      R.B.M. Precision Metal
                 Products, Inc., Warrants
                 to Purchase Common Stock*       05/24/95     82,955           82,955
-----------------------------------------------------------------------------------------------------
                                                           1,434,122        1,434,122         4.8
-----------------------------------------------------------------------------------------------------

  The accompanying notes to financial statements are an integral part of this schedule.



                               ----------------
                                     SEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                      SCHEDULE OF INVESTMENTS (CONTINUED)

SEPTEMBER 30, 1995 (UNAUDITED)
--------------------------------------------------------------------------------

PRINCIPAL
AMOUNT/                                       INVESTMENT   AMORTIZED                     % OF TOTAL
SHARES               INVESTMENT                  DATE        COST           VALUE        INVESTMENTS
-----------------------------------------------------------------------------------------------------
42,404 sh.       MTI Holdings II, Inc.,        07/06/94 &
                 Common Stock*                 12/28/94      287,930           38,164
-----------------------------------------------------------------------------------------------------
                                                             287,930           38,164         0.1
-----------------------------------------------------------------------------------------------------
Total Investments in Managed
  Companies (78.3% of net assets)                         21,168,718       24,002,339         79.8
-----------------------------------------------------------------------------------------------------
TEMPORARY INVESTMENTS:
$2,700,000       Ford Motor Credit
                 Corporation, 5.562%
                 Notes due 10/03/95              09/26/95  2,699,178        2,699,178
$3,400,000       Household Finance Corp.,
                 5.558% Notes
                 due 10/10/95                    09/26/95  3,395,350        3,395,350
-----------------------------------------------------------------------------------------------------
Total  Temporary Investments (19.9% of net assets)         6,094,528        6,094,528         20.2
-----------------------------------------------------------------------------------------------------
Total Investments (98.2% of net assets)                  $27,263,246      $30,096,867        100.0%
-----------------------------------------------------------------------------------------------------


1) The Carr-Gottstein Foods Company common stock trades on the New York Stock Exchange. The Fund and Fiduciary Capital Pension Partners, L.P. ("FCPP") combined own a material percentage of the outstanding shares. To reflect the resultant lack of liquidity, the Fund valued the shares at a 5% discount to the public market price.

(2) The KEMET Corporation common stock trades on the NASDAQ National Market System. (Note 7)

(3) Pursuant to the terms of the Fund's agreement with Huntington Holdings, Inc., under certain circumstances the number of shares issuable upon exercise of the warrants held by the Fund will increase periodically. The most recent such increase occurred on August 1, 1995 when the Fund received the right to an additional 33.6 shares.

(4) The notes will amortize in eight equal quarterly installments of $445,125 commencing on 6/30/99. The current payment of 7.0% of the interest may be deferred at the borrower's option. During any period in which the payment of interest is deferred, the interest rate on the notes increases from 20.00% to 21.00%.

(5) The notes will amortize in eight equal quarterly installments of $760,898 commencing on 11/30/99.

(6) The Protection One, Inc. common stock trades on the NASDAQ National Market System. (Note 7)

(7) The notes will amortize as follows: $32,623 on 9/01/97, $33,683 on 12/01/97, $34,777 on 3/01/98, $35,908 on 6/01/98, $37,075 on 9/01/98,
         $38,280 on 12/01/98, $39,524 on 3/01/99 and $2,352,130 on 5/31/99.

(8) The notes will amortize in twelve equal quarterly installments of $227,750 commencing on 12/01/99. The notes also bear contingent additional interest to be computed under a specified formula.

(9) The debentures are convertible into 25,326 shares of Canadian's Holdings Inc. common stock. The accruals of interest on the debentures was discontinued by the Fund effective April 1, 1995. (Note 6)

(10)     The notes bear interest equal to the prime rate, plus 5%.

(11) The notes will amortize in three equal annual installments of $486,667 commencing on 5/24/00.

*        Non-income producing security.





          The accompanying notes to financial statements are an
                       integral part of this schedule.



                               ----------------
                                     EIGHT

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                               BALANCE SHEETS

SEPTEMBER 30, 1995 AND DECEMBER 31, 1994 (UNAUDITED)
--------------------------------------------------------------------------------

                                                        1995                1994
--------------------------------------------------------------------------------
ASSETS:
  Investments (Notes 6 and 7)
    Portfolio investments, at value:
      Managed companies (amortized cost -
        $21,168,718 and $18,948,391,
         respectively)                              $24,002,339      $22,853,071
      Temporary investments, at amortized cost        6,094,528        4,876,188
--------------------------------------------------------------------------------
      Total investments                              30,096,867       27,729,259
  Cash and cash equivalents                             239,238          171,999
    Accrued interest receivable (Note 6)                840,908          627,846
  Other assets, including receivables from
      sale of investments                                 4,592          659,011
--------------------------------------------------------------------------------
        Total assets                                $31,181,605      $29,188,115
--------------------------------------------------------------------------------
LIABILITIES:
  Payable to affiliates (Notes 2, 3 and 4)          $    55,687      $    52,354
  Accounts payable and accrued liabilities               27,420           34,688
  Prepaid interest income                                     -           60,146
  Distributions payable to partners                     462,712          694,068
--------------------------------------------------------------------------------
        Total liabilities                               545,819          841,256
--------------------------------------------------------------------------------
CONTINGENCIES (NOTE 5)

NET ASSETS:
  Managing General Partner                               42,855           19,965
  Limited Partners (equivalent to $20.04
    and $18.55, respectively, per limited
    partnership unit based on 1,526,949
    units outstanding)                               30,592,931       28,326,894
--------------------------------------------------------------------------------
      Net assets                                     30,635,786       28,346,859
--------------------------------------------------------------------------------
        Total liabilities and net assets            $31,181,605      $29,188,115
================================================================================


               The accompanying notes to financial statements are an
                    integral part of these financial statements.



                               ------------------
                                      NINE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                      STATEMENTS OF OPERATIONS (UNAUDITED)


                                             FOR THE THREE MONTHS                 FOR THE NINE MONTHS
                                              ENDED SEPTEMBER 30,                 ENDED SEPTEMBER 30,
-----------------------------------------------------------------------------------------------------------
                                              1995           1994               1995                1994
-----------------------------------------------------------------------------------------------------------
INVESTMENT INCOME:
  Income:
   Interest                                 $747,069      $ 686,189          $2,180,244          $2,039,401
-----------------------------------------------------------------------------------------------------------
     Total investment income                 747,069        686,189           2,180,244           2,039,401
-----------------------------------------------------------------------------------------------------------
  Expenses:
   Investment advisory fees (Note 2)          58,354         65,010             175,060             213,370
   Fund administration fees (Note 3)          35,843         35,844             107,528             107,529
   Independent General Partner fees
     and expenses (Note 4)                    12,452         12,589              45,398              45,149
   Administrative expenses (Note 3)           20,275         20,310              60,828              60,930
   Professional fees                          16,507         12,676              48,948              38,768
   Amortization                                2,790          2,790               8,370               8,370
   Other expenses                              7,945         15,235              25,846              43,284
-----------------------------------------------------------------------------------------------------------
     Total expenses                          154,166        164,454             471,978             517,400
-----------------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME                        592,903        521,735           1,708,266           1,522,001
-----------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
   Net realized gain (loss)
       on investments                        640,078     (3,763,492)          3,039,855          (3,162,025)
   Net (decrease) increase in
       unrealized appreciation of
       investments                          (343,821)     4,511,790          (1,071,059)          4,441,190
-----------------------------------------------------------------------------------------------------------
       Net gain on investments               296,257        748,298           1,968,796           1,279,165
-----------------------------------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS
  RESULTING FROM OPERATIONS                 $889,160     $1,270,033          $3,677,062          $2,801,166
===========================================================================================================


                The accompanying notes to financial statements are an
                     integral part of these financial statements.


                               ------------------
                                      TEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                            STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994 (UNAUDITED)
--------------------------------------------------------------------------------

                                                             1995         1994
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net increase in net assets resulting from operations    $3,677,062   $2,801,166
  Adjustments to reconcile net increase
     in net assets resulting from operations
     to net cash provided by operating activities:
       Accreted discount on portfolio investments            (66,686)     (32,386)
         Amortization                                          8,370        8,370
         Change in assets and liabilities:
          Accrued interest receivable                       (213,062)    (208,380)
          Other assets                                           901        8,582
          Payable to affiliates                                4,479       24,517
          Accounts payable and accrued liabilities            (7,268)       2,055
          Prepaid interest income                            (60,146)      42,914
        Net realized (gain) loss on investments           (3,039,855)   3,162,025
           Net decrease (increase) in unrealized
          appreciation of investments                      1,071,059   (4,441,190)
---------------------------------------------------------------------------------
             Net cash provided by operating activities     1,374,854    1,367,673
---------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of portfolio investments                       (3,198,810)  (4,628,920)
  Proceeds from dispositions of portfolio investments      4,729,027   11,978,610
  (Purchase) sale of temporary investments, net           (1,218,340)  (6,463,530)
---------------------------------------------------------------------------------
    Net cash provided by investing activities                311,877      886,160
---------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions paid to partners                     (1,619,492)  (2,300,619)
---------------------------------------------------------------------------------
    Net cash used in financing activities                 (1,619,492)  (2,300,619)
---------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          67,239      (46,786)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD             171,999      317,279
---------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                $  239,238   $  270,493
=================================================================================
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Investments exchanged for other investments             $        -   $  287,625


             The accompanying notes to financial statements are an
                  integral part of these financial statements.



                               ------------------
                                     ELEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
------------------------------------------------------------------------
                      STATEMENTS OF CHANGES IN NET ASSETS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND FOR
THE YEAR ENDED DECEMBER 31, 1994 (UNAUDITED)
------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
                                                                    1995                        1994
-------------------------------------------------------------------------------------------------------
Increase in net assets resulting from operations:
  Net investment income                                         $  1,708,266               $  2,126,889
  Net realized gain (loss) on investments                          3,039,855                 (2,532,109)
  Net (decrease) increase in unrealized
    appreciation of investments                                   (1,071,059)                 4,356,233
-------------------------------------------------------------------------------------------------------
      Net increase in net assets resulting from operations         3,677,062                  3,951,013
Repurchase of limited partnership units                                    -                 (2,948,767)
Distributions to partners from -
  Net investment income                                           (1,388,135)                (2,126,889)
  Realized gain on investments                                             -                   (867,798)
-------------------------------------------------------------------------------------------------------
    Total increase (decrease) in net assets                        2,288,927                 (1,992,441)
Net assets:
  Beginning of period                                             28,346,859                 30,339,300
-------------------------------------------------------------------------------------------------------
  End of period (including undistributed
    net investment income of $320,131
    and $0, respectively)                                        $30,635,786                $28,346,859
=======================================================================================================



             The accompanying notes to financial statements are an
                  integral part of these financial statements.



                               ------------------
                                     TWELVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                   SELECTED PER UNIT DATA AND RATIOS (UNAUDITED)


                                          FOR THE THREE MONTHS     FOR THE NINE MONTHS
                                          ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
--------------------------------------------------------------------------------------
                                           1995        1994         1995        1994
--------------------------------------------------------------------------------------
PER UNIT DATA:
  Investment income                        $   .48   $    .40      $ 1.41   $  1.20
  Expenses                                    (.10)      (.10)       (.30)     (.31)
--------------------------------------------------------------------------------------
    Net investment income                      .38       .30         1.11       .89
  Net realized gain (loss) on investments      .42     (2.21)        1.97     (1.86)
  Net (decrease) increase in unrealized
    appreciation of investments               (.22)      2.65        (.69)     2.61
  Distributions declared to partners          (.30)      (.45)       (.90)    (1.35)
--------------------------------------------------------------------------------------
    Net increase in net asset value            .28        .29        1.49       .29
      Net asset value:
         Beginning of period                 19.76      17.98       18.55     17.98
--------------------------------------------------------------------------------------
         End of period                      $20.04     $18.27      $20.04    $18.27
--------------------------------------------------------------------------------------
RATIOS (ANNUALIZED):
  Ratio of expenses to average net assets     2.03%      2.15%       2.13%     2.26%
  Ratio of net investment income to
    average net assets                        7.80%      6.82%       7.72%     6.64%
Number of limited partnership units at
    end of period                        1,526,949     1,687,121   1,526,949  1,687,121


      The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.


                               ------------------
                                    THIRTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-----------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 1995 (UNAUDITED)

1.       GENERAL

         The accompanying unaudited interim financial statements include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of the Managing General Partner, necessary to fairly present the financial position of the Fund as of September 30, 1995 and the results of its operations, changes in net assets and its cash flows for the periods then ended.

         These financial statements should be read in conjunction with the Significant Accounting Policies and other Notes to Financial Statements included in the Fund's annual audited financial statements for the year ended December 31, 1994.


2.       INVESTMENT ADVISORY FEES

         As compensation for its services as investment adviser, FCM Fiduciary Capital Management Company ("FCM") receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $175,060 were paid by the Fund for the nine months ended September 30, 1995.


3.       FUND ADMINISTRATION FEES

         As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $107,528 were paid by the Fund for the nine months ended September 30, 1995. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $60,828 for the nine months ended September 30, 1995.


4.       INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

         As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and Fiduciary Capital Pension Partners, L.P., an affiliated fund, (collectively, the "Funds") an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each Fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses paid by the Fund for the nine months ended September 30, 1995 totaled $45,398.



                               ------------------
                                    FOURTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 5.       CONTINGENCIES

         FCM, the Managing General Partner of the Fund, had been named as a defendant in a class action lawsuit brought in March 1995 against PaineWebber Incorporated and a number of its affiliates. During May 1995, the Court entered an order certifying the class and dismissing the class action against FCM without prejudice. FCM believes that this litigation will be resolved without any material adverse effect on the Fund's financial condition.

6.       NON-ACCRUAL STATUS OF INVESTMENTS

         In accordance with the Fund's accounting policies, the Fund stopped accruing interest on the Canadian's Holdings, Inc. Exchangeable Redeemable Debentures effective April 1, 1995.

7.       SUBSEQUENT EVENTS

         On October 13, 1995, Carr-Gottstein Foods Co. ("Carr-Gottstein") announced an offer to purchase up to 7,500,000 shares (approximately 49%) of its outstanding common stock at a purchase price of $11.00 per share. The offer, which is subject to various contingencies, will expire on November 15, 1995. If more than 7,500,000 shares are tendered, the tendered shares will generally be purchased on a pro rata basis. The Fund has tendered all of its shares. However, it is likely that the number of shares actually purchased will be pro rated.

         On November 6, 1995, the Fund sold 27,396 shares of KEMET Corporation common stock. The Fund received $956,326 of sales proceeds, resulting in a realized gain of $946,617.

         During November 1995, the Fund sold all of its Protection One, Inc. common stock. The Fund received $146,589 of sales proceeds, resulting in a realized gain of $46,219.



                               ------------------
                                    FIFTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS



LIQUIDITY AND CAPITAL

         As of September 30, 1995, the Fund held portfolio investments in twelve Managed Companies, with an aggregate cost of approximately $21.2 million. These portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represent approximately 78.3% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature in middle market companies. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed initial public offerings ("IPOs") of their stock. The Fund continues to hold all of the equity components of its original investments, except for a substantial portion of its KEMET Corporation ("KEMET") stock and its Protection One, Inc. ("Protection One") stock.

         As of September 30, 1995, the Fund's remaining assets were invested in short-term commercial paper. These funds are available for investment, for distribution to the partners or to fund the annual repurchase offer.

         The Fund sold a portion of its KEMET common stock during the nine months ended September 30, 1995. In addition, the Fund's subordinated debt investment in Protection One was prepaid during the nine months ended September 30, 1995. In the aggregate, the Fund received $4,083,879 of proceeds, including applicable prepayment premiums, from these transactions.

         On November 6, 1995, the Fund received $956,326 of sales proceeds from the sale of 27,396 shares of KEMET common stock.

         During November 1995, the Fund received $146,589 of sales proceeds from the sale of all of its Protection One common stock.

         A portion of the proceeds representing gains from these transactions were used by the Fund to fund a portion of the cost of the follow-on investments in Canadian's Corp. ("Canadian's"), which were acquired on December 29, 1994, May 8, 1995 and September 22, 1995 (see following discussion). The remaining portion of the gains from these transactions have been reserved by the Managing General Partner to partially fund either the 1995 repurchase offer or any additional follow-on investments that the Fund may make in existing portfolio companies during 1995.



                               ------------------
                                    SIXTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

         On October 13, 1995, Carr-Gottstein announced an offer to purchase up to 7,500,000 shares (approximately 49%) of its outstanding common stock at a purchase price of $11.00 per share. The offer, which is subject to various contingencies, will expire on November 15, 1995. If more than 7,500,000 shares are tendered, the tendered shares will generally be purchased on a pro rata basis. The Fund has tendered all of its shares. However, it is likely that the number of shares actually purchased will be pro rated.

         The Fund made its initial investment in Canadian's during September 1994 as part of a financing used to settle Canadian's liabilities and allow the company to emerge from bankruptcy. A follow-on investment was made during December 1994 in order to finance the acquisition of store leases and certain fixed assets of The Ormonds Shops ("Ormonds"). The company expected to be able to fund certain costs relating to conversion of the Ormonds stores to the Canadian's format out of operating cash flow. Unfortunately, the retail market, and particularly women's specialty retailing, has suffered a prolonged and worsening downturn which has continued throughout 1995. As a consequence, the company has not generated sufficient cash flow to fund its operations, let alone fund the capital expenditures relating to the Ormonds acquisition.

         During May 1995, the Fund made a follow-on investment in Canadian's at a cost of $133,000. The investment consisted of $147,778 of floating rate Promissory Notes, with warrants to acquire common stock. The Fund and certain of Canadian's equity investors provided a loan to the company in order to finance unanticipated cash shortfalls arising from operations which were below expectations. By August 1995, the company was facing a significant working capital shortage and requested the Funds and its other investors to make an additional investment in the company.

         The company's major equity owners and the Funds agreed to provide the requested funding. The Funds insisted that the new investment rank senior to previous loans made to the company by all parties other than the company's revolving line of credit lender. In order to accomplish this level of seniority, the new financing was structured as a collateralized guarantee that would support an overadvance under the company's revolving line of credit.
This new investment of $1,630,834 carries an interest rate of 13.75% and is due on August 31, 2004. In consideration of the new financing, the Funds and the other parties which participated now own approximately 92.5% of Canadian's Holdings, Inc. ("Canadian's Holdings") common stock, which in turn owns 96.5% of the company's common stock. All holders of the company's warrants, including the Fund, surrendered their warrants in exchange for common stock of Canadian's Holdings. The Fund's ownership of the company has increased from approximately 9% to approximately 22%.

         The Canadian's Holdings Exchangeable Redeemable Debentures are secured by preferred stock issued by the company and the company has elected not to pay dividends on the preferred stock. Therefore, Canadian's Holdings is unable to pay interest on the debentures and is in default. The holders of these debentures, other than the Funds (which hold a portion of the debentures), were unable to participate in the latest financ-



                               ------------------
                                   SEVENTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

ing. As a result, holders of the debentures were diluted to an ownership percentage of approximately 3.1%. This dilution reduced the Fund's interest in Canadian's Holdings that is held through the debentures to less than 1%.

         Officers of FCM are providing the company with managerial assistance in order to identify areas where the company can save money and reduce costs. Under consideration are steps such as closing unprofitable or marginally profitable stores and staff reductions. The company is also considering various proposals designed to raise additional equity capital. With a lower cost structure and possibly additional capital, the company is hopeful that its market strategy will be successful if the overall environment improves.

         On May 24, 1995, the Fund acquired a new portfolio investment in R.B.M. Precision Metal Products, Inc. ("RBM") at a cost of approximately $1.43 million. The investment consists of $1,460,000 of 13.00% Senior Subordinated Secured Notes due May 24, 2002, with warrants to acquire common stock.

         The Fund anticipates being able to reinvest all available funds, including the principal amount of any future prepayments received, in additional portfolio investments. The Partnership Agreement provides that the Fund's investment period will end on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund will no longer be permitted to acquire investments in new portfolio companies.

         Pursuant to the terms of the Fund's periodic unit repurchase policy that was adopted by the Fund's Limited Partners during 1993, the Fund will annually offer to purchase from its Limited Partners up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. The 1995 repurchase offer was mailed to the Limited Partners on October 6, 1995. Limited Partners tendered 341,692 Units for repurchase. The Fund anticipates repurchasing approximately 35% of the tendered Units, or approximately 119,705 Units, at the Fund's net asset value per Unit as of November 14, 1995. The actual redemption of tendered Units will occur on November 21, 1995.

         Accrued interest receivable increased $213,062 from $627,846 at December 31, 1994 to $840,908 at September 30, 1995. This increase resulted primarily from a $216,034 increase in the deferred portion of the interest receivable from KB Alloys, Inc. ("KB Alloys") with respect to the Fund's investment in $3,561,003 principal amount of 20.00% Senior Subordinated Term Notes due June 30, 2001. KB Alloys is required to pay 13.00% interest currently, while the remaining 7.00% of the interest may be deferred at KB Alloys' option. During any period in which the payment of interest is deferred, the interest rate on the notes increases from 20.00% to 21.00%. To date, KB Alloys has elected to defer payment of the interest. At September 30, 1995, the cumulative amount of



                               ------------------
                                    EIGHTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

deferred interest totaled $678,668. The Fund's agreement with KB Alloys requires KB Alloys to pay all accumulated deferred interest in excess of $547,847 no later than August 28, 1998, and the amount of deferred interest cannot exceed $547,847 at any time thereafter. The amount of accrued interest receivable with respect to other portfolio investments decreased slightly during the nine months ended September 30, 1995.

         Other assets decreased $654,419, from $659,011 at December 31, 1994 to $4,592 at September 30, 1995. The balance at December 31, 1994 included a $645,148 receivable from the sale of KEMET common stock during December 1994. This amount was received by the Fund during January 1995.

         Prepaid interest income decreased from $60,146 at December 31, 1994 to zero at September 30, 1995. This prepaid interest income was related to the Canadian's 13.50% Subordinated Notes, which required interest to be paid quarterly, in advance, to the Fund. Effective June 1, 1995, the notes were amended to provide for the interest to be paid monthly, in advance, on the first day of each month.

         Distributions payable to partners decreased $231,356, from $694,068 at December 31, 1994 to $462,712 at September 30, 1995. This decrease corresponds to the percentage decrease in the quarterly distribution rate from $.45 per Unit to $.30 per Unit (as discussed in the following paragraphs).

         During the nine months ended September 30, 1995, the Fund paid cash distributions pertaining to the fourth quarter of 1994 and the first and second quarters of 1995, in the amounts of $694,068, $462,712 and $462,712, respectively. These quarterly distributions were equal to $.45, $.30 and $.30 per Unit, respectively, and represented annualized rates equal to 9.0%, 6.0% and 6.0%, respectively, of contributed capital.

         As discussed in previous reports, the quarterly distributions for 1995 are being paid at a reduced rate. The distribution for the third quarter of 1995 will be paid on November 14, 1995 in an amount equal to $.30 per Unit, or an annualized rate equal to 6.0% of contributed capital. This distribution consists entirely of net investment income earned during the three months ended September 30, 1995.

         It is expected that the distribution for the fourth quarter of 1995 will also be made at the same 6.0% rate. In the past, the Fund realized gains from its investments that provided additional sources of cash for distributions. Although there can be no assurances, the Fund may realize similar gains during the fourth quarter of 1995 that could in turn result in a higher distribution rate for the quarter. Gains can also be utilized to fund the annual repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies.

         The Fund's investment period will end on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund will no longer be permitted to acquire investments in new portfolio companies. This



                               ------------------
                                    NINETEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

will impact the amount of the Fund's quarterly distributions for 1996 and subsequent years because all proceeds from dispositions or maturities of investments after December 31, 1995 will be distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies.

         FCM, the Managing General Partner of the Fund, had been named as a defendant in a class action lawsuit brought in March 1995 against PaineWebber Incorporated and a number of its affiliates. During May 1995, the Court entered an order certifying the class and dismissing the class action against FCM without prejudice. FCM believes that this litigation will be resolved without any material adverse effect on the Fund's financial condition.

RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

         The Fund's net investment income was $592,903 for the three months ended September 30, 1995 as compared to net investment income of $521,735 for the corresponding period of the prior year. Net investment income per limited partnership unit increased from $.30 to $.38 and the ratio of net investment income to average net assets increased from 6.82% to 7.80% for the three months ended September 30, 1995 as compared to the corresponding period of the prior year.

         The Fund's net investment income was $1,708,266 for the nine months ended September 30, 1995 as compared to net investment income of $1,522,001 for the corresponding period of the prior year. Net investment income per limited partnership unit increased from $.89 to $1.11 and the ratio of net investment income to average net assets increased from 6.64% to 7.72% for the nine months ended September 30, 1995 as compared to the corresponding period of the prior year.

         Net investment income for both the three and nine month periods ended September 30, 1995 increased as a result of slight increases in investment income and slight decreases in total expenses.

         Investment income increased $60,880 and $140,843, or 8.9% and 6.9%, for the three and nine month periods ended September 30, 1995, respectively, as compared to the corresponding periods of the prior year. These increases were primarily the result of higher interest rates on both the Fund's temporary investments and the Fund's higher-yielding subordinated debt investments. The positive effect of the higher interest rates was partially offset by a decrease in the amount of the Fund's average net assets.

         The Fund had average net assets of approximately $29.5 million during the nine months ended September 30, 1995 as compared to approximately $30.5 million during the corresponding period of the prior year. This 3.3% decrease in average net assets occurred primarily as a result of the Fund's repurchase of 9.49% of its Units during the fourth quar-



                               ------------------
                                     TWENTY

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------
of 1994. The negative effect of the repurchase of Units was partially offset by gains achieved with respect to the Fund's investments (primarily the KEMET common stock).

         Total expenses decreased $10,288 and $45,422, or 6.3% and 8.8%, for the three and nine month periods ended September 30, 1995, respectively, as compared to the corresponding periods of the prior year. These decreases resulted primarily from decreases in investment advisory fees and other expenses. The investment advisory fees decreased as a result of the repurchase of Units by the Fund during the fourth quarter of 1994 and the realization during July 1994 of the loss on the Fund's Mobile Technology, Inc. ("MTI") investment. Both the repurchase of Units and the realization of the MTI loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated. Other expenses decreased primarily as a result of a decrease in consulting fees. These decreases were partially offset by an increase in professional fees.

                        NET REALIZED GAIN ON INVESTMENTS

         On February 28, 1995, the Fund sold 10,547 shares of KEMET common stock. The Fund received $326,324 of sales proceeds, resulting in a realized gain of $318,852.

         During April and May 1995, the Fund sold an additional 44,920 shares of KEMET common stock. The Fund received $1,973,532 of sales proceeds, resulting in realized gains of $1,941,692.

         On May 17, 1995, Protection One prepaid its $1,083,000 of 12.00% Senior Subordinated Notes that were carried by the Fund at an amortized cost of $997,917. The Fund received $1,137,150 of proceeds, including a prepayment premium, resulting in a realized gain of $139,233.

         On July 25, 1995, the Fund sold 9,587 shares of KEMET common stock. The Fund received $646,873 of sales proceeds, resulting in a realized gain of $640,078.

                   NET UNREALIZED APPRECIATION OF INVESTMENTS

         FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

         Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio



                               ------------------
                                   TWENTY-ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------
company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

         As of December 31, 1994, the Fund had recorded $4,397,511 of unrealized appreciation and $(492,831) of unrealized depreciation of investments. Therefore, as of December 31, 1994, the Fund had recorded a total net unrealized appreciation of investments of $3,904,680.

         The net increase in unrealized appreciation of investments during the three and nine month periods ended September 30, 1995 and the cumulative net unrealized appreciation of investments as of September 30, 1995, consisted of the following components:

                Unrealized Appreciation (Depreciation) Recorded
-------------------------------------------------------------------------------

                                During the Three        During the Nine
                                  Months Ended           Months Ended                 As of
    Portfolio Company          September 30, 1995     September 30, 1995        September 30, 1995
--------------------------------------------------------------------------------------------------
Unrealized net appreciation
  recorded in prior periods
  for investments disposed
  of during the period             $(497,720)            $(1,769,303)              $        -
Carr-Gottstein                       (63,745)                (84,993)                 125,258
Neodata                                    -                (325,199)                (337,943)
KEMET                                432,342               1,116,309                1,868,863
Huntington                            76,054                 130,082                  707,044
Amity                                      -                  87,610                  872,172
Elgin / ENI                           17,799                  53,397                  143,580
Proctection One                       51,549                  81,138                   64,513
MTI                                        -                       -                 (249,766)
Canadian's Holdings                 (360,100)               (360,100)                (360,100)
---------------------------------------------------------------------------------------------
                                   $(343,821)            $(1,071,059)              $2,833,621
---------------------------------------------------------------------------------------------

         Carr-Gottstein completed an IPO of its common stock on July 1, 1993. The stock, which trades on the New York Stock Exchange, closed at $6.00 on September 30, 1995. This price compares to closing prices of $6.50 on December 31, 1994 and $6.375 on June 30, 1995. Based on the $6.00 closing trading price of the common stock, the Fund's 178,934 shares of common stock would have a market value of $1,073,604. However, the



                               ------------------
                                   TWENTY-TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------
Fund's valuation guidelines require the stock to be valued at a 5% discount to the public market price to reflect the potential market impact that could result from the sale of the material number of shares owned by the Funds.

         The Neodata Corporation ("Neodata") stock was written down at March 31, 1995. The Partnership has consistently valued this investment based upon a multiple of Neodata's cash flow. Because Neodata's long-term debt presently provides for the accrual, rather than current payment, of interest, the Company's debt has grown to a level which now exceeds the Partnership's valuation.

         KEMET completed an IPO of its common stock on October 21, 1992. KEMET declared a two-for-one stock split effective September 20, 1995. The stock, which trades on the NASDAQ National Market System, closed at $34.125 (an average of the closing bid and ask prices) on September 30, 1995. This price is up from the closing prices (as restated for the two-for-one stock split) of $14.6875 on December 31, 1994 and $26.3125 on June 30, 1995. Based on the
$34.125 closing trading price of the common stock, the 55,340 shares of common stock that the Fund held at September 30, 1995 had a market value of $1,888,477.

         During June 1995, the Fund received an unsolicited offer from a third party to purchase the Huntington Holdings, Inc. ("Huntington") warrants which are held by the Fund. Although the Fund decided not to sell the warrants, the warrants were written up in value at June 30, 1995 based upon the offer price. During August 1995, the Fund received the right to an additional 33.6 shares of Huntington stock, in accordance with the terms of the Fund's warrant agreement with Huntington. The warrants were written up in value at September 30, 1995 in consideration of the receipt of these additional warrants.

         The Amity warrants and common stock were written up in value at March 31, 1995 to bring Amity's valuation more in line with the valuation of other comparable companies in its industry.

         The ENI Holding Corp. preferred stock is being written up in value quarterly to reflect the amount of the cumulative 10% preferential dividend that has accrued with respect to the preferred stock.

         Protection One completed an IPO of its common stock on September 29, 1994. The stock, which trades on the NASDAQ National Market System, closed at $9.0625 (an average of the closing bid and ask prices) on September 30, 1995. This price compares to closing prices of $4.875 on December 31, 1994 and $6.0625 on June 30, 1995. Based on the $9.0625 closing trading price of the common stock, the Fund's 18,194 shares of common stock had a market value of $164,883 at September 30, 1995.

         The current status of Canadian's operations and the Fund's investments in Canadian's and Canadian's Holdings are discussed above. As a result of the uncertainties currently surrounding the retail industry in general, and Canadian's in particular, the Fund wrote the



                               ------------------
                                  TWENTY-THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------
Canadian's Holdings debentures and common stock down in value to a negligible amount during the third quarter of 1995. The debentures, which in essence represent ownership of Canadian's preferred stock, are in default and were significantly diluted in connection with the most recent financing.

         FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.




                               ------------------
                                  TWENTY-FOUR